Exhibit 5.1

Nelson Cândido Motta	Rodrigo Piva Menegat	Julia Damazio de Barroso Franco
Oswaldo de Moraes Bastos Sobrinho	Renato Santos de Araujo	Marcelo Moura Guedes
Alaor de Lima Filho	Renata Weingrill Lancellotti	Fernanda Lopez Marques da Silva
Luiz Leonardo Cantidiano	Daniel Kalansky	João Candido Lindenberg Motta
Maria Lucia Cantidiano	Leonardo Di Cola	Maria Laura Ferreira Rossi
Eduardo Garcia de Araujo Jorge	Antonio Joaquim Pires de Carvalho e Albuquerque	Marcela Tarré Bernini
André Cantidiano	Marcelo Martin	Camila Aguileira Coelho
Osmar Simões	Bruno Pierin Furiati	Bernardo Souza Barbosa
Luiz Eduardo Cavalcanti Corrêa	Cecilia Vidigal Monteiro de Barros	Thomas Banwell Ayres
Luiz Fernando Teixeira Pinto	Denise de Sousa e Silva Alvarenga	Roberta Almeida Aguiar
Durval Soledade	Andrea de Moraes Chieregatto	Gabrielle Cioni Bittencourt
Horacio Bernardes Neto	Camila Spinelli Gadioli	Gabriela Giacomin Cardoso
Maria Regina Mangabeira Albernaz Lynch	Patricia Lynch Pupo	Ligia Lacerda Mansutti Fassani
Roberto Liesegang	Mariana Martins Ribeiro	Mariana Souza Campos
Márcio Monteiro Gea	Ana Carolina Crepaldi de A. Penteado	Juliana Moreira Gile
Claudia Gottsfritz	Cecília Mignone Modesto Leal	Thiago Galvanin
Marcio Marçal F. de Souza	Isabel Cantidiano	Edson Takeshi Nakamura
Michael Altit	Rodrigo de Campos Maia	Ivan Iegoroff de Mattos
Viviane Paladino	Beatriz Villas Boas P. Trovo	Rubens Carlos de Proença Filho
Otto Eduardo Fonseca de Albuquerque Lobo	Renato de Góes Ribeiro	Marina Akemi Suzuki
Gustavo Goiabeira de Oliveira	Juliana Alves do Nascimento	Eduardo Nogueira de Oliveira e Silva
Flavio Aldred Ramacciotti	Isabel Godoy Seidl
André Luiz de Lima Daibes	Guilherme Henrique Traub	CONSULTOR:
Luís Wielewicki	Marcelo Tourinho	Sebastião do Rego Barros

March 30, 2012

São Paulo, Brazil

FIBRIA CELULOSE S.A.

Alameda Santos, 1357, 8th Floor

01419-908 São Paulo - SP

Brazil

Ladies and Gentlemen:

1.             We are qualified to practice law in the Federative Republic of Brazil (“Brazil”) and have acted as Brazilian counsel to Fibria Celulose S.A. (the “Company”), a corporation (sociedade por ações) organized under the laws of Brazil, in connection with the Registration Statement on Form F-3 filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on March 12, 2012 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (the “Registration Statement”), relating to the registration and sale from time to time by the Company of common shares (ações ordinárias), without par value, of the Company (“Common Shares”), including Common Shares in the form of American Depositary Shares (the “ADSs”), each representing one Common Share.

2.             For the purposes of giving this opinion we have examined or relied upon the Company’s by-laws and such other documents, corporate books and registers, contracts and certificates of officers of the Company, furnished to us by the Company, as we have deemed necessary or appropriate to enable us to render this opinion.

3.             We have not made any investigation of the laws of any jurisdiction outside Brazil, and this opinion is given solely in respect of the laws of Brazil at the date hereof and not in respect of any other law.  In particular, we have no independent investigation of the laws of the State of New York and do not express or imply any opinion on such laws.

4. In giving this opinion, we have made the following assumptions:

(i)                                     that all documents submitted to us in draft form or as facsimile or copy or specimen documents conform to their originals;

(ii)                                  that all documents submitted to us as originals are authentic; and

(iii)                               that the signatures on the originals, certified copies or copies of all documents submitted to us are genuine.

5.             We have assumed that there are no other documents, agreements or other arrangements involving any party or other relevant instrument that may in any way affect the opinions expressed herein. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Company.

6.             Based upon the foregoing, and subject to each and all of the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Company has an authorized capitalization as set forth in the Registration Statement and that when the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Common Shares proposed to be sold by the Company, and when the Common Shares are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefore, the Common Shares will be validly issued, fully-paid and non-assessable and free of statutory preemptive rights.

7.             This opinion is being furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose without the express written permission of the undersigned, except that we consent to the filing of this opinion letter as a supporting document for, the Company’s application to list any ADSs described in the Registration Statement or any related prospectus or prospectus supplement on the New York Stock Exchange.

8.             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, and to the reference to our firm under the captions “Legal Matters” and “Service of Process and Enforcement of Judgments” in the Registration Statement or any related prospectus or prospectus supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

9.             This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter in connection with the Registration Statement or the documents related thereto.

10.           This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter.  Accordingly, you should seek advice of your counsel as to the proper application of this opinion letter at such time.

11.           This opinion will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof.

MOTTA FERNANDES, ROCHA
ADVOGADOS